EXHIBIT 99.1
                                                                    ------------

WEDNESDAY DECEMBER 13, 8:31 AM EASTERN TIME

PRESS RELEASE

SOURCE: Imaging Technologies Corporation

IMAGING TECHNOLOGIES FINALIZES $850,000 DEBENTURE TO ASSIST IN SHORT-TERM CAPITAL REQUIREMENTS

SAN DIEGO, Dec. 13 /PRNewswire/ -- Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news), a pioneer in the development of digital imaging solutions, today announced finalization of a $850,000 debenture, convertible into common stock at the option of the debenture holders, which will assist the Company's short-term working capital requirements.

"We are pleased that this allows us to move forward with our aggressive business strategy to introduce ITEC products worldwide and establish an e-commerce presence for our companies," said Brian Bonar, ITEC CEO.

About Imaging Technologies Corporation

Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news) is a worldwide pioneer in the development, manufacturing, licensing and distribution of high- quality digital imaging solutions. Founded in 1982 and headquartered in San Diego, California, the Company produces imaging products for diverse market segments. Beginning with a core technology in the design and development of Adobe(R) PostScript(R) controllers for non-impact printers and multifunction peripherals, the Company has expanded its product offerings to include monochrome and color printers, printer controllers, external print servers, and software to improve the accuracy of color reproduction. Information on the Company is available at the ITEC Web site at www.itec.net

Forward-Looking Statements

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.